EXHIBIT 99.1

BLUE WATER VACCINES INC.

STOCK OPTION GRANT NOTICE

Blue Water Vaccines Inc. (the “Company”) hereby grants to the Optionee identified below stock options (the “Stock Options”) to purchase the number of shares of the Company’s common stock set forth below. These Stock Options are subject to all of the terms and conditions as set forth herein and in the Stock Option Grant Agreement, which are attached hereto and incorporated herein in its entirety.

Optionee:	CincyTech Fund IV, LLC
Date of Grant:	April 3, 2020
Number of Shares Subject to Option:	11,480[1]
Vesting Commencement Date:	January 1, 2020
Expiration Date:	January 1, 2030
Exercise Price (Per Share):	$0.05[1]

Type of Grant: Nonstatutory Stock Option

Vesting Schedule:

Vesting Date	Number of Purchasable Shares[1]	Total Number of Purchasable Shares[1]
January 31, 2020	239	239
February 29, 2020	239	478
March 31, 2020	239	717
April 30, 2020	239	956
May 31, 2020	239	1,195
June 30, 2020	239	1,434
July 31, 2020	239	1,673
August 31, 2020	239	1,912
September 30, 2020	239	2,151
October 31, 2020	239	2,390
November 30, 2020	239	2,629
December 31, 2020	239	2,868
January 31, 2021	239	3,107
February 28, 2021	239	3,346
March 31, 2021	239	3,585
April 30, 2021	239	3,824
May 31, 2021	239	4,063
June 30, 2021	239	4,302
July 31, 2021	239	4,541
August 31, 2021	239	4,780
September 30, 2021	239	5,019
October 31, 2021	239	5,258
November 30, 2021	239	5,497

1 [Prior to forward stock split at a ratio of 4-for-1 on November 24, 2021].

Vesting Date	Number of Purchasable Shares[1]	Total Number of Purchasable Shares[1]
December 31, 2021	239	5,736
January 31, 2022	239	5,975
February 28, 2022	239	6,214
March 31, 2022	239	6,453
April 30, 2022	239	6,692
May 31, 2022	239	6,931
June 30, 2022	239	7,170
July 31, 2022	239	7,409
August 31, 2022	239	7,648
September 30, 2022	239	7,887
October 31, 2022	239	8,126
November 30, 2022	239	8,365
December 31, 2022	239	8,604
January 31, 2023	239	8,843
February 28, 2023	239	9,082
March 31, 2023	239	9,321
April 30, 2023	239	9,560
May 31, 2023	240	9,800
June 30, 2023	240	10,040
July 31, 2023	240	10,280
August 31, 2023	240	10,520
September 30, 2023	240	10,760
October 31, 2023	240	11,000
November 30, 2023	240	11,240
December 31, 2023	240	11,480

Performance Vesting: [None]

Additional Terms/Acknowledgements: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice and the Stock Option Grant Agreement. Optionee further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Stock Option Grant Agreement set forth the entire understanding between Optionee and the Company regarding the option to acquire stock in the Company and supersede all prior oral and written agreements on that subject:

BLUE WATER VACCINES INC.		OPTIONEE:

By:	/s/ Joseph Hernandez	By:	/s/ Michael Venerable
Name:	Joseph Hernandez	Name:	CincyTech Fund IV, LLC
Title:	CEO	Title:	CEO

Date:	April 3, 2020	Date:	April 3, 2020

BLUE WATER VACCINES INC.

STOCK OPTION GRANT AGREEMENT

Pursuant to the attached Stock Option Grant Notice (“Grant Notice”) and this Stock Option Grant Agreement, Blue Water Vaccines Inc. (the “Company”) has granted Optionee stock options (the “Stock Options”) to purchase the number of shares of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) indicated in the Grant Notice at the exercise price indicated in the Grant Notice.

The terms and conditions of the Stock Options are as follows:

1.             Grant of Stock Options. The Company hereby grants Optionee the right and option to purchase that number of shares of the Common Stock of the Company set forth in the Grant Notice (the “Shares”), subject to satisfaction of the vesting schedule set forth in the Grant Notice and the other conditions set forth in this Agreement.

2.             Covenants of the Grantee, Vesting. The Stock Options shall become vested and exercisable on the Vesting Dates provided in the Vesting Schedule contained in the Grant Notice, provided that the holders of the Series Seed Preferred Stock retain the right under the Company’s Amended and Restated Certificate of Incorporation to elect two Series Seed Directors to the Company’s Board of Directors (the “Board”). If the Company’s Certificate of Incorporation is amended so as to eliminate the ability of the holders of the Series Seed Preferred Stock to elect two Series Seed Directors to the Board, any Stock Options that have not become vested under the Vesting Schedule as of the date of such amendment shall be forfeited. Notwithstanding the foregoing, the Stock Options, if not previously forfeited, shall become vested and exercisable before the Vesting Dates specified in the Grant Notice if a Change in Control (as defined in the Blue Water Vaccines Inc. 2019 Equity Incentive Plan) has occurred before the Vesting Date.

3.             Manner of Exercise. If Optionee elects to exercise the Stock Options to purchase shares of Common Stock, Optionee shall give written notice of such exercise to the Secretary of the Company. The notice of exercise shall state the number of shares of Common Stock as to which the Stock Options are being exercised. Optionee may exercise the Stock Options to purchase all, or any lesser whole number, of the number of shares of Common Stock that it is then permitted to purchase under the Vesting Schedule in the Grant Notice.

4.             Payment for Shares. Full payment of the option price for the shares of Common Stock purchased by exercising the Stock Options shall be due at the time the notice of exercise is delivered pursuant to Section 3. Such payment may be made by cash, check, bank draft or money order payable to the Company, or in any other form acceptable to the Company.

5.             Issuance of Stock Certificates for Shares. The stock certificates (or other evidence of ownership) for any shares of Common Stock issuable to Optionee upon its exercise of the Stock Options shall be delivered to Optionee as promptly after the date of exercise as is feasible, but not before Optionee has paid the option price for such shares and made any arrangements for any required tax withholding.

The stock certificate or certificates representing the Shares issued under this Agreement shall be legended in the following manner:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933, and have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. No such transfer may be affected without an effective registration statement related thereto or an option of counsel in a form satisfactory to the Company that such registration is not required under the Securities Act of 1933 and any applicable state securities laws.”

Furthermore, such stock certificate or certificates may also be issued with any other legends that may be required by the Company, the Stockholder Agreements (as defined in the Blue Water Vaccines Inc. 2019 Equity Incentive Plan) or state or federal securities laws.

6.             Tax Withholding. Whenever Optionee exercises the Stock Options, the Company shall notify Optionee of the amount of tax (if any) that must be withheld by the Company under all applicable federal, state and local tax laws, and Optionee agrees to make arrangements for the payment of any such withholding prior to the issuance of the Shares.

7.             Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Options will terminate immediately prior to the completion of such dissolution or liquidation. The Board may, in its sole discretion, cause some or all Stock Options to become fully vested and exercisable before the dissolution or liquidation is completed but contingent on its completion.

8.             Corporate Transactions. In the event of a Transaction (as defined in the Blue Water Vaccines Inc. 2019 Equity Incentive Plan), the Board may take one or more of the following actions with respect to any outstanding Stock Options, contingent upon the closing or completion of the Transaction:

(a)           arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the Stock Options or to substitute similar stock options;

(b)          arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to the exercise of the Stock Options to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);

(c)           accelerate the vesting, in whole or in part, of the Stock Options to a date prior to the effective time of such Transaction as the Board determines (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective date of the Transaction), with such Stock Options terminating if not exercised at or prior to the effective time of the Transaction; provided, however, that the Board may require Optionee to complete and deliver to the Company a notice of exercise before the effective date of a Transaction, which exercise is contingent upon the effectiveness of such Transaction; and

(d)          cancel the Stock Options in exchange for a payment, in such form as may be determined by the Board equal to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Options immediately prior to the effective time of the Transaction, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be zero ($0) if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders of the Company’s Common Stock in connection with the Transaction is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

9.             Capitalization Adjustments. In the event of a Capitalization Adjustment (as defined in the Blue Water Vaccines Inc. 2019 Equity Incentive Plan), the Board will appropriately and proportionately adjust the class(es) and number of Shares subject to this Agreement and exercise price for any outstanding Stock Options. The Board will make such adjustments, and its determination will be final, binding and conclusive.

10.           Termination. Any vested Stock Options will terminate and no longer be exercisable on the date that is five (5) years after the date on which the Company’s Certificate of Incorporation is amended so as to eliminate the ability of the holders of the Series Seed Preferred Stock to elect two Series Seed Directors to the Board. Any Stock Options that have not been exercised as of such date shall be forfeited.

11.           Representations of Optionee. By signing this Grant Agreement, Optionee represents, warrants, and agree as follows, and the parties agree that the Company may rely on the same in consummating the issuance of the Shares to Optionee under the terms of this Agreement:

(a)           No Representations. Optionee is entering into this Agreement, and will acquire the Shares, solely on the basis of its own familiarity with the Company and all relevant factors about the Company’s affairs, and neither the Company nor the officers or directors of the Company has made any express or implied representations, covenants, or warranties to Optionee with respect to such matters.

(b)           Investment Purpose. Optionee will be acquiring the Shares covered by this Agreement for its own account for investment and not with a view to the resale or distribution of the Shares.

(c)           Economic Risk. Optionee is willing and able to bear the economic risk of an investment in the Shares (in making this representation, attention has been given to whether Optionee can afford to hold the Shares for an indefinite period of time and whether, at this time, Optionee can afford a complete loss of the investment).

(d)          Holding of Restricted Stock. Optionee acknowledges that the Shares to be issued under this Agreement have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) and, therefore, cannot be resold unless they are subsequently registered under the 1933 Act or an exemption from such registration is available, as determined by an opinion of counsel rendered to the Company. The Company shall make a notation in its transfer records regarding such restrictions on transfer of the Shares, and the Shares shall not be sold without registration under the 1933 Act or exemption therefrom, as such exemption may be determined by an opinion of counsel rendered to the Company.

(e)           Options Not Transferable. The Stock Options are not transferrable by the Optionee without the written consent of the Company.

12.           Securities Laws. The Company may from time to time impose such conditions on the transfer of the Shares issued under this Agreement as it deems necessary or advisable to ensure that any transfers of the Shares issued pursuant to this Agreement will satisfy the applicable requirements of federal and state securities laws. Such conditions to satisfy applicable federal and state securities laws may include, without limitation, the partial or complete suspension of the right to transfer the Shares issued under this Agreement until the Shares have been registered under the Securities Act of 1933, as amended.

13.           Miscellaneous.

(a)           The terms of this Agreement may only be amended, modified or waived by a written agreement executed by both of the parties hereto.

(b)           The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(c)           It is the intention of the Company that the Stock Options will be exempt from, or will comply with the requirements of, Section 409A of the Internal Revenue Code (“Section 409A”), and this Agreement and the terms and conditions of the Stock Options shall be interpreted, construed and administered consistent with such intent. Although the Company intends to administer this Agreement and the Stock Options in compliance with Section 409A or an exemption thereto, the Company does not warrant that the terms of the Stock Options or the Company’s administration thereof will be exempt from, or will comply with the requirements of, Section 409A. The Company shall not be liable to Optionee or any other person for any tax, interest, or penalties that the person may incur as a result of an Award or the Company’s administration thereof not satisfying any of the requirements of Section 409A.